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                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    Form 8-K
                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        Date of Report: November 19, 1997


                            AT&T CAPITAL CORPORATION


A Delaware                 Commission File             I.R.S. Employer
Corporation                  No. 1-11237               No. 22-3211453

               44 Whippany Road, Morristown, New Jersey 07962-1983

                         Telephone Number (973) 397-3000









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2

                                                      Form 8-K November 19, 1997

Item 1.  CHANGES IN CONTROL OF THE REGISTRANT
Item 5.  OTHER EVENTS

Newcourt Credit Group Inc. a Canadian corporation ("Newcourt"), and AT&T Capital Corporation ("AT&T Capital" or the "Company") announced on November 17, 1997, that Newcourt, the Company and the stockholders of the Company have entered into a Stock Purchase Agreement (a copy of which is attached hereto as Exhibit A) under which Newcourt will acquire all of the outstanding shares of the Company's common stock, subject to certain conditions. The aggregate purchase price to be paid to the current stockholders of AT&T Capital for the shares will be US$1.03 billion in cash and 17.6 million Newcourt common shares. Such shares may not be transferred for periods ranging from 6 to 18 months following the closing. The closing is expected to occur in approximately 60 to 90 days. The joint press release of Newcourt and the Company is attached hereto as Exhibit 99.

The cash portion (US$1.03 billion) of the purchase price to be paid by Newcourt will be raised through the issuance by Newcourt of approximately 35 million Newcourt common shares at approximately US$32.500 (C$46.00) per share to the public in Canada and the United States. The remaining portion of the purchase price will be paid by Newcourt through the issuance of approximately 17.6 million Newcourt common shares directly to certain of the current shareholders of AT&T Capital.

Toronto-based Newcourt is one of North America's leading sources of asset-based financing serving the corporate, commercial and institutional markets, with owned and managed loans of more than US$7.13 billion (C$10.0 billion) at September 30, 1997, and an international network of more than 42 offices. Mr. Steven K. Hudson, president and CEO of Newcourt, will continue as president and CEO of the combined companies.

Newcourt intends for the Company to operate as a wholly-owned subsidiary of Newcourt which will continue to issue commercial paper and medium and long-term debt in the public markets. The current intent of Newcourt is for the Company and Newcourt on a consolidated basis to securitize approximately 40-45% of their new consolidated volumes and to move to a consolidated debt to tangible equity ratio of approximately 5.5:1, with the result that, following the closing, the securitization and leverage policies of the Company would be adjusted to achieve those targets. Newcourt has also indicated that, following the closing, Newcourt intends to guarantee the Company's outstanding commercial paper and outstanding medium-term and long-term debt securities and, in connection therewith, the Company may also guarantee Newcourt's outstanding indebtedness. Newcourt's aggregate outstanding indebtedness, as of September 30, 1997, was US$1.87 billion (C$2.58 billion). The Company's Trust Originated Preferred Securities of $200 million, that were issued by a subsidiary of AT&T Capital in October, 1996, are not effected by the transaction with Newcourt.

In connection with the execution and delivery of the Stock Purchase Agreement, Lucent Technologies, Inc. ("Lucent"), pursuant to the terms of the Operating Agreement between Lucent and the Company, consented to the change of control contemplated by the sale of the outstanding stock of the Company to Newcourt by the current stockholders of the Company. In addition, the Company and Newcourt agreed to negotiate with Lucent to amend the terms of such Operating Agreement and to submit a related proposal to Lucent by December 31, 1997. Such proposal is expected to address certain economic terms, the scope of business covered by the




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3

                                                      Form 8-K November 19, 1997

agreement, the length of the renewal term and certain other matters, taking into account the terms and tenor of other similar vendor finance program agreements, with any economic benefits to Lucent arising from any such amendment being retroactive to October 1, 1997. Any amendment of the terms of the Operating Agreement could have a material effect on the Company.

Newcourt has advised the Company that Newcourt is currently a "foreign private issuer", as defined in Rule 3b-4 under the Securities Exchange Act of 1934 as amended, and a reporting company under such Act. Attached hereto as Exhibit B are (i) Newcourt's Prospectus dated November 17, 1997 filed by Newcourt with the Securities and Exchange Commission (the "Commission"), and (ii) Newcourt's Reports on Form 6-K setting forth its consolidated financial statements as of, and for the respective three, six and nine month periods ended, March 31, 1997, June 30, 1997, and September 30, 1997, heretofore filed by Newcourt with the Commission.





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                                                      Form 8-K November 19, 1997

Item 7.   FINANCIAL STATEMENTS AND EXHIBITS

        (c) Exhibits

         99. Press Release issued by Newcourt and the Company dated November 17, 1997.

         A) Stock Purchase Agreement dated as of November 17, 1997, among the Company, Newcourt, Hercules Holdings (Cayman) Limited and other selling stockholders of the Company.

         B)  (1) Newcourt's Prospectus dated November 17, 1997

             (2) Newcourt's Reports on Form 6-K setting forth its consolidated financial statements as of, and for the respective three, six and nine month periods ended, March 31, 1997, June 30, 1997, and September 30, 1997.






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                                                      Form 8-K November 19, 1997

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        AT&T CAPITAL CORPORATION





                                           RAMON OLIU, JR.
                                           _______________
                                       By: Ramon Oliu, Jr.
                                           Senior Vice President and
                                           Chief Financial Officer


November 19, 1997




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                                                      Form 8-K November 19, 1997

                                  EXHIBIT INDEX

        Exhibit

         99. Press Release issued by Newcourt and the Company dated November 17, 1997.

         A) Stock Purchase Agreement dated as of November 17, 1997, among the Company, Newcourt, Hercules Holdings (Cayman) Limited and other selling stockholders of the Company.

         B)  (1) Newcourt's Prospectus dated November 17, 1997

             (2) Newcourt's Reports on Form 6-K setting forth its consolidated financial statements as of, and for the respective three, six and nine month periods ended, March 31, 1997, June 30, 1997, and September 30, 1997.




                            STATEMENT OF DIFFERENCES

The British pound sterling sign shall be expressed as ..........'L'





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